Exhibit 1.1
SALES AGENCY FINANCING AGREEMENT
     Sales Agency Financing Agreement (this “Agreement”), dated as of August 14, 2008, between GREAT PLAINS ENERGY INCORPORATED, a Missouri corporation (the “Company”), and BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of New York (“BNYMCM”).
W I T N E S S E T H :
     WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement up to 8,000,000 Common Shares upon the terms and subject to the conditions contained herein; and
     WHEREAS, BNYMCM has been appointed by the Company as its agent to sell the Common Shares and agrees to use its commercially reasonable efforts to sell the Common Shares offered by the Company upon the terms and subject to the conditions contained herein.
     NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:
     “Actual Sold Amount” means the number of Issuance Shares that BNYMCM has sold during the Selling Period.
     “Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement or Instrument” and “Agreements and Instruments” have the meaning set forth in Section 3.14.
     “Applicable Time” means the time of sale of any Common Shares pursuant to this Agreement.
     “Base Prospectus” has the meaning set forth in Section 3.01.
     “Closing” has the meaning set forth in Section 2.02.

     “Closing Date” means the date on which the Closing occurs.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which BNYMCM shall have sold the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Article VII and (z) the third anniversary of the date of this Agreement.
     “Common Shares” shall mean shares of the Company’s Common Stock issued or issuable pursuant to this Agreement.
     “Common Stock” shall mean the Company’s Common Stock, no par value.
     “EDGAR” has the meaning set forth in Section 3.01.
     “Environmental Laws” has the meaning set forth in Section 3.18.
     “ERISA” has the meaning set forth in Section 3.20.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Floor Price” means the minimum price set by the Company in the Issuance Notice below which BNYMCM shall not sell Common Shares during the Selling Period, which may be adjusted by the Company at any time during the Selling Period and which in no event shall be less than $1.00 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion.
     “GAAP” has the meaning set forth in Section 3.10.
     “Hazardous Materials” has the meaning set forth in Section 3.18.
     “Issuance” means each occasion the Company elects to exercise its right to deliver an Issuance Notice requiring BNYMCM to use its commercially reasonable efforts to sell the Common Shares as specified in such Issuance Notice, subject to the terms and conditions of this Agreement.
     “Issuance Amount” means the aggregate Sales Price of the Issuance Shares to be sold by BNYMCM with respect to any Issuance, which may not exceed $50,000,000 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion.
     “Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is deemed delivered pursuant to Section 2.03(b) hereof.
     “Issuance Notice” means a written notice to BNYMCM delivered in accordance with this Agreement in the form attached hereto as Exhibit A.
     “Issuance Price” means the Sales Price less the Selling Commission.

     “Issuance Shares” means all shares of Common Stock issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.
     “Issuance Supplement” has the meaning set forth in Section 3.01.
     “Material Adverse Change” has the meaning set forth in Section 3.13.
     “Material Adverse Effect” means a material adverse effect on the business, assets, operations, properties, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or any material adverse effect on the Company’s ability to consummate the transactions contemplated by, or to execute, deliver and perform its obligations under, this Agreement.
     “Maximum Program Amount” means 8,000,000 Common Shares (or, if less, the aggregate amount of Common Shares registered at the applicable Sales Price(s) under the Registration Statement).
     “Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.
     “Principal Market” means the New York Stock Exchange.
     “Prospectus” has the meaning set forth in Section 3.01.
     “Registration Statement” has the meaning set forth in Section 3.01.
     “Representation Date” has the meaning set forth in the introductory paragraph of Article III.
     “Sales Price” means the actual sale execution price of each Common Share sold by BNYMCM on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Selling Commission” means 1.0% of the Sales Price of Common Shares sold during a Selling Period.
     “Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.
     “Settlement Date” is when the Company shall deliver to BNYMCM the amount of Common Shares sold on the third business day following each Trading Day during the Selling Period and BNYMCM shall deliver to the Company the Issuance Price received on such sales.

Alternatively, the Company may settle all sales for each Selling Period on the business day following the last day of the Selling Period, whereon the Company shall deliver to BNYMCM the amount of Common Shares sold during the Selling Period and BNYMCM shall deliver to the Company the Issuance Price received on such sales.
     “Subsidiary” and “Subsidiaries” have the meaning set forth in Section 3.07.
     “Trading Day” means any day which is a trading day on the New York Stock Exchange, other than a day on which trading is scheduled to close prior to its regular weekday closing time.
     “Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
ARTICLE II
ISSUANCE AND SALE OF COMMON SHARES
     Section 2.01 (a) Issuance. Upon the terms and subject to the conditions of this Agreement, the Company may issue Common Shares through BNYMCM and BNYMCM shall use its commercially reasonable efforts to sell Common Shares, up to the Maximum Program Amount, based on and in accordance with such number of Issuance Notices as the Company shall choose to deliver during the Commitment Period until the aggregate number of Common Shares sold under this Agreement equals the Maximum Program Amount or this Agreement is otherwise terminated. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of an Issuance Notice, and unless the sale of the Issuance Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, BNYMCM will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the amount specified in such Issuance Notice into the Principal Market, and otherwise in accordance with the terms of such Issuance Notice. BNYMCM will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof. BNYMCM may sell Issuance Shares in the manner described in Section 2.01(b) herein. The Company acknowledges and agrees that (i) there can be no assurance that BNYMCM will be successful in selling Issuance Shares and (ii) BNYMCM will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by BNYMCM to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01. In acting hereunder, BNYMCM will be acting as agent for the Company and not as principal.
          (b) Method of Offer and Sale. The Common Shares may be offered and sold in (1) privately negotiated transactions (if and only if the parties hereto have so agreed in writing), or (2) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network. Nothing in this Agreement shall be deemed to require either party to agree to the method of offer and sale specified in clause (1) above, and either party may withhold its consent thereto in such party’s sole discretion.
          (c) Issuances. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 and 5.02 hereof have been satisfied, the Company may exercise an Issuance by the delivery of an Issuance Notice, executed by the Chief Executive Officer, the Executive Vice President – Finance and Strategic Development and Chief Financial Officer or the Vice President –Investor Relations and Treasurer of the Company, to BNYMCM. The number of Issuance Shares that BNYMCM shall use its commercially reasonable efforts to sell pursuant to such Issuance shall have an aggregate Sales Price equal to the Issuance Amount. Each Issuance will be settled on the applicable Settlement Date following the Issuance Date
     Section 2.02 Effectiveness.
     The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto and the completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to BNYMCM a certificate executed by the Secretary of the Company, signing in such capacity, dated the date of the Closing (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Common Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed the Agreement for or on behalf of the Company; (ii) the Company shall deliver to BNYMCM a certificate executed by the Chief Executive Officer or President of the Company and by the Chief Financial Officer or Chief Accounting Officer of the Company, signing in such capacity, dated the date of the Closing, confirming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and that the Company has performed in all material respects all of its obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof; (iii) Mark English, Esq., General Counsel of the Company, and Dewey & LeBoeuf LLP, special counsel to the Company, shall each deliver to BNYMCM an opinion, dated the date of the Closing and addressed to BNYMCM, substantially in the form of Exhibit B and C, respectively, attached hereto; (iv) Deloitte & Touche LLP shall deliver to BNYMCM a letter, dated the Closing Date, in form and substance satisfactory to BNYMCM; and (v) the Company shall pay the expenses set forth in Section 9.02(ii), (iv) and (viii) hereof by wire transfer to the account designated by BNYMCM in writing prior to the Closing
     Section 2.03 Mechanics of Issuances.
          (a) Issuance Notice. On any Trading Day during the Commitment Period, the Company may deliver an Issuance Notice to BNYMCM, subject to the satisfaction of the conditions set forth in Sections 5.01 and 5.02; provided, however, that (1) the Issuance Amount for each Issuance as designated by the Company in the applicable Issuance Notice shall in no event exceed $50,000,000 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion and (2) notwithstanding anything in this Agreement to the contrary, BNYMCM shall have no further obligations with respect to any Issuance Notice if and to the extent the number of Issuance Shares sold pursuant thereto, together with the aggregate number of Common Shares previously sold under this Agreement, shall exceed the Maximum Program Amount.
          (b) Delivery of Issuance Notice. An Issuance Notice shall be deemed delivered on the Trading Day that it is received by facsimile, e-mail or otherwise (and the Company confirms such delivery by e-mail notice or by telephone (including voicemail message)) by BNYMCM. No Issuance Notice may be delivered other than on a Trading Day during the Commitment Period.
          (c) Floor Price. BNYMCM shall not sell Common Shares below the Floor Price during any Selling Period, and such Floor Price may be adjusted by the Company at any time during any Selling Period upon notice in writing (including by e-mail) or by telephone (confirmed immediately by verifiable facsimile transmission or e-mail) to BNYMCM and confirmation to the Company.
          (d) Determination of Issuance Shares to be Sold. The number of Issuance Shares to be sold by BNYMCM with respect to any Issuance shall be the Actual Sold Amount during the Selling Period.
          (e) Trading Guidelines. BNYMCM may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Stock for its own account while this Agreement is in effect provided that (i) no such purchase or sales shall take place while an Issuance Notice is in effect (except to the extent BNYMCM may engage in sales of Issuance Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity), (ii) in no circumstances shall BNYMCM have a short position in the Common Stock for its own account and (iii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by BNYMCM. In addition, the Company hereby acknowledges and agrees that BNYMCM’s affiliates may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time BNYMCM is acting as agent pursuant to this Agreement.
     Section 2.04 Settlements. Subject to the provisions of Article V, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting BNYMCM or its designee’s account at the Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Issuance Shares, which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form, BNYMCM will deliver the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date. If the Company defaults in its obligation to deliver Issuance Shares on a Settlement Date, the Company agrees that it will (i) hold BNYMCM harmless against any loss, claim, damage or expense

(including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to BNYMCM any Selling Commission to which it would otherwise have been entitled absent such default. The parties acknowledge and agree that, in performing its obligations under this Agreement, BNYMCM may borrow shares of Common Stock from stock lenders, and may use the Issuance Shares to settle or close out such borrowings
     Section 2.05 Use of Free Writing Prospectus. Neither the Company nor BNYMCM has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute without the other party’s prior written consent, any “written communication” which constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to, and agrees with, BNYMCM that as of the Closing Date, as of each Issuance Date, as of each Settlement Date and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:
     Section 3.01 Listing; Registration. (a) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed and quoted on the Principal Market under the trading symbol “GXP”, and the Common Shares have been listed on the Principal Market, subject to notice of issuance. The Company meets the requirements for use of Form S-3 under the Securities Act. The Company has prepared and filed with the Commission a registration statement on Form S-3 (File No. 333-133891), to be used in connection with, among other securities, the public offering and sale of Common Stock, including the Common Shares, of the Company. Such registration statement, including the financial statements, exhibits (but excluding the Statements of Eligibility on Form T-1) and schedules thereto, in the form in which it became effective under the Securities Act, including any required information deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430B under the Securities Act, is called the “Registration Statement”. The term “Base Prospectus” shall mean the base prospectus dated May 8, 2006 relating to the Company’s Common Stock, including the Common Shares, and certain other of the Company’s securities. The term “Prospectus” shall mean the Base Prospectus as supplemented by the prospectus supplement containing the plan of distribution of the Common Shares, in the form in which it is filed with the Commission pursuant to Rule 424(b) under the Securities Act and any pricing supplement relating to a particular issuance of the Issuance Shares (each, an “Issuance Supplement”) except that if any revised prospectus is provided to BNYMCM by the Company for use in connection with the offering of the Common Shares that is not required to be filed by the Company pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to BNYMCM for such use. Any reference herein to the Registration Statement or the Prospectus shall be deemed to refer to and include the documents that are or are deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act. All references in this Agreement to the

Registration Statement, the Prospectus, or any amendments or supplements to any of the foregoing, shall include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement or the Prospectus, as the case may be, and all references in this Agreement to amendments or supplements to the Registration Statement or the Prospectus shall be deemed to include the filing of any document under the Exchange Act, which is or is deemed to be incorporated by reference in the Registration Statement or the Prospectus, as the case may be. The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission, and any request on the part of the Commission for additional information has been complied with. At the respective times the Registration Statement and any post-effective amendments thereto became effective and at each Representation Date, the Registration Statement and any amendments thereto (i) complied and will comply in all material respects with the requirements of the Securities Act, and (ii) did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendments or supplements thereto, at each Representation Date and as of each Applicable Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or any post-effective amendment or the Prospectus or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Company in writing by BNYMCM expressly for use therein. The Prospectus, at the time each was filed with the Commission, complied in all material respects with the Securities Act.
          (b) Promptly after the execution and delivery of this Agreement, the Company will prepare and file the Prospectus Supplement relating to the Issuance Shares pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, as contemplated by Section 5.01(k) of this Agreement.
     Section 3.02 Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the Exchange Act and did not or will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     Section 3.03 Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Common Shares in reliance on the exemption of Rule 163 of the Securities Act, and (iv) as of the date of this Agreement, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act. The Registration Statement is an “automatic shelf registration statement”, as defined in Rule 405 of the Securities Act, the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration statement form.
     Section 3.04 Not an Ineligible Issuer. At the earliest time after the filing of the Registration Statement that the Company or another offering participant makes a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Common Shares and (ii) as of the date of this Agreement, the Company was not or is not an Ineligible Issuer (as defined in Rule 405 of the Securities Act), without taking account of any determination by the Commission pursuant to Rule 405 of the Securities Act that it is not necessary that the Company be considered an Ineligible Issuer.
     Section 3.05 No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.
     Section 3.06 Due Incorporation and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Missouri with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not result in a Material Adverse Change (as defined herein).
     Section 3.07 Subsidiaries. Each “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X) of the Company (each, a “Subsidiary” and, together, the “Subsidiaries”) has been duly organized or formed and is validly existing as a corporation or limited liability company in good standing under the laws of its jurisdiction of incorporation or formation, has corporate or limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and is duly qualified as a foreign corporation or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Change; except as otherwise disclosed in the Registration Statement and the Prospectus, all of the issued and outstanding shares of capital stock or limited liability company interests owned directly or indirectly by the Company of each such Subsidiary have been duly authorized and validly issued, are, in the case of shares of capital stock, fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the outstanding shares of capital stock or limited liability company interests of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.
     Section 3.08 Capitalization. The Company has the authorized capitalization as set forth in the Prospectus and all of the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.
     Section 3.09 Accountants. The accountants who issued their reports on the financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus are an independent registered public accounting firm within the meaning of the Securities Act.
     Section 3.10 Financial Statements. Any historical financial statements and any supporting schedules of the Company included or incorporated by reference in the Registration Statement and the Prospectus (in each case, other than pro forma financial information and projections) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods specified; except as stated therein, said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis; and any such supporting schedules included in the Registration Statement present fairly, in all material respects, the information required to be stated therein. The selected financial data and the summary financial information of the Company included or incorporated by reference in the Registration Statement and the Prospectus (in each case, other than pro forma financial information and projections) present fairly, in accordance with GAAP, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Registration Statement and the Prospectus. Any historical pro forma financial statements of the Company included or incorporated by reference in the Registration Statement have been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable. The assumptions used in preparing any pro forma financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein; any related pro forma adjustments give appropriate effect to those assumptions in all material respects; and any pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts in all material respects.
     Section 3.11 Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
     Section 3.12 Authorization and Description of Common Shares. The Common Shares have been duly authorized for issuance and sale and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration as provided in this Agreement, will be validly issued, fully paid and non-assessable and the issuance of the Company Shares is not subject to the preemptive or other similar rights of any securityholder of the Company; the Common Stock, including the Common Shares, conforms, in all material respects, to all statements relating thereto contained in the Prospectus and such description conforms, in all material respects, to the rights set forth in the instruments defining the same; no holder of the Common Shares is or will be subject to personal liability by reason of being such a holder.
     Section 3.13 Material Changes or Material Transactions. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated therein or contemplated thereby, (a) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Change”) and (b) there have been no transactions entered into by the Company and its subsidiaries considered as one enterprise other than those in the ordinary course of business which are material with respect to the Company and its subsidiaries considered as one enterprise.
     Section 3.14 No Defaults. Neither the Company nor any of the Subsidiaries is in violation of its charter, limited liability company agreement or by-laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, neither the Company nor any of the Subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of the Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of the Subsidiaries is subject (each, an “Agreement or Instrument” and, collectively, the “Agreements and Instruments”). The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action and do not and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, any material Agreements and Instruments, nor will such action result in any violation of the provisions of the charter, limited liability company agreement or by-laws, of the Company or any of the Subsidiaries or any applicable law, administrative regulation or administrative or court order or decree.
     Section 3.15 Regulatory Approvals. The Company has made all necessary filings and obtained all necessary consents, orders or approvals in connection with the issuance and sale of the Common Shares, and no consent, approval, authorization, order or decree of any other court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement, except such as may be required under state securities laws.
     Section 3.16 Legal Proceedings; Contracts. Except as may be set forth, incorporated or deemed incorporated by reference in the Registration Statement and the Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting, the Company or its subsidiaries which would reasonably be expected to result in any Material

Adverse Change, or would reasonably be expected to materially and adversely affect its properties or assets or would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement; and there are no contracts or documents which are required to be filed as exhibits to the Registration Statement by the Securities Act which have not been so filed.
     Section 3.17 Franchises. The Company and the Subsidiaries hold, to the extent required, valid and subsisting franchises, licenses and permits authorizing them to carry on the regulated utility businesses in which they are engaged (including, without limitation, the regulated utility businesses conducted by Kansas City Power & Light Company and regulated electric services provided by Aquila, Inc.), in the territories from which substantially all of the Company’s consolidated gross operating revenue is derived, except where the failure to hold such franchises, licenses and permits would not reasonably be expected to result in a Material Adverse Change.
     Section 3.18 Environmental Laws. Except as described, incorporated or deemed incorporated by reference in the Registration Statement and the Prospectus, and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (A) neither the Company nor any of the Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of the Subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or any Environmental Laws.
     Section 3.19 Investment Company Act. The Company is not and, upon the issuance and sale of the Common Shares as contemplated herein and the application of the net proceeds thereof as described in the Registration Statement and the Prospectus, will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.
     Section 3.20 ERISA. The Company and the Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of the Subsidiaries would have any material liability; the Company and the Subsidiaries have not incurred and do not expect to incur any material liability under (i) Title IV of ERISA with respect to the termination of, or withdrawal from, any “pension plan” or (ii) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any of the Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
     Section 3.21 Insurance. The Company and each of the Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties.
     Section 3.22 Taxes. The Company and each of the Subsidiaries has filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and has paid all taxes due thereon, except such as are being contested in good faith by appropriate proceedings, and no tax deficiency has been determined adversely to the Company or any of the Subsidiaries which has had, nor does the Company have any knowledge of any tax deficiency which, if determined adversely to the Company or any of the Subsidiaries, would reasonably be expected to result in, a Material Adverse Change.
     Section 3.23 Internal Controls. Each of the Company and the Subsidiaries (A) make and keep accurate books and records and (B) maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals. Except as described in the Registration Statement and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (I) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (II) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     Section 3.24 Sarbanes-Oxley. The Company is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans, and the requirement that the Company and its consolidated subsidiaries maintain the following, among other, controls and procedures: (i) a system of “internal accounting controls” as contemplated in Section 13(b)(2)(B) of the Exchange Act; (ii) “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Exchange Act; and (iii) “internal control over financial reporting” as such term is defined in Rule 13a-15(f) under the Exchange Act.
     Section 3.25 Pending Proceedings and Examinations. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities

Act, and the Company is not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Common Shares.
     Section 3.26 Sale of Common Shares. Immediately after any sale of Common Shares by the Company hereunder, the aggregate amount of Common Shares that have been issued and sold by the Company hereunder will not exceed the aggregate amount of Common Stock registered and available under the Registration Statement (in this regard, the Company acknowledges and agrees that BNYMCM shall have no responsibility for maintaining records with respect to the aggregate amount of Common Shares sold, or of otherwise monitoring the availability of Common Stock for sale, under the Registration Statement).
     Section 3.27 Officer’s Certificate. Any certificate signed by the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President or the Treasurer of the Company and delivered to BNYMCM or to counsel for BNYMCM in connection with an Issuance shall be deemed a representation and warranty by the Company to BNYMCM as to the matters covered thereby on the date of such certificate.
     Section 3.28 Finder’s Fees. The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IV
COVENANTS
     The Company covenants and agrees during the term of this Agreement with BNYMCM as follows:
     Section 4.01 Registration Statement and Prospectus. (i) To make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (y) by means of a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus; provided, that the Company will give prior written notice to BNYMCM of the intention to file such report and describing the subject matter to be included in such report as soon as reasonably practicable prior to the filing of such report) after the date of delivery of an Issuance Notice and prior to the related Settlement Date(s) at any time prior to having afforded BNYMCM a reasonable opportunity to review and comment thereon; (ii) to prepare, with respect to any Issuance Shares to be sold pursuant to this Agreement, an Issuance Supplement with respect to such Common Shares in a form previously approved by BNYMCM and to file such Issuance Supplement pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby, and to deliver such number of copies of each Issuance Supplement to each exchange or market on which such sales were effected, in each case only if delivery and filing of such an Issuance Supplement is required by applicable law or by the rules and regulations of the Commission; (iii) to make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (y) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus) at any time prior to having afforded BNYMCM a reasonable opportunity to review and comment thereon; (iv) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Common Shares, and during such same period to advise BNYMCM, promptly after the Company receives notice thereof, of the time when any amendment to the Registration Statement has been filed with the Commission or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Common Shares, of the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information relating thereto, or the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus (including, without limitation, any Incorporated Documents); and (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification, to use promptly commercially reasonable efforts to obtain its withdrawal.
     Section 4.02 Blue Sky. To use its commercially reasonable efforts to cause the Common Shares to be listed on the Principal Market and promptly from time to time to take such action as BNYMCM may reasonably request to cooperate with BNYMCM in the qualification of the Common Shares for offering and sale under the blue sky or securities laws of such jurisdictions within the United States of America and its territories as BNYMCM may reasonably request and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the sale of the Common Shares; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction.
     Section 4.03 Copies of Registration Statement and Prospectus. To furnish BNYMCM with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) promulgated by the Commission under the Securities Act, both in such quantities as BNYMCM may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of Common Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify BNYMCM and request BNYMCM to suspend offers to sell Common Shares (and, if so notified, BNYMCM shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise BNYMCM promptly by telephone (with confirmation in writing) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period BNYMCM is required to deliver a prospectus in respect of transactions in the Common Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement.
     Section 4.04 Rule 158. To make generally available to its holders of the Common Shares as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) promulgated by the Commission under the Securities Act), an earnings statement of the Company and the Subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission promulgated thereunder (including the option of the Company to file periodic reports in order to make generally available such earnings statement, to the extent that it is required to file such reports under Section 13 or Section 15(d) of the Exchange Act, pursuant to Rule 158 promulgated by the Commission under the Securities Act).
     Section 4.05 Information. Except where such reports, communications, financial statements or other information is available on the Commission’s EDGAR system, to furnish to BNYMCM (in paper or electronic format) copies of all publicly available reports or other communications (financial or other) furnished generally to stockholders and filed with the Commission pursuant to the Exchange Act, and deliver to BNYMCM (in paper or electronic format) (i) promptly after they are available, copies of any publicly available reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (ii) such additional publicly available information concerning the business and financial condition of the Company as BNYMCM may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission).
     Section 4.06 Representations and Warranties. That each delivery of an Issuance Notice and each delivery of Common Shares on a Settlement Date shall be deemed to be (i) an affirmation to BNYMCM that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct in all material respects as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) , and (ii) an undertaking that the Company will advise BNYMCM if any of such representations and warranties will not be true and correct in all material respects as of the Settlement Date for the Common Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Common Shares).
     Section 4.07 Opinions of Counsel. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than Common Shares or (y) an Issuance Supplement or (z) a Current Report on Form 8-K, unless, in the case of (y) or (z) reasonably requested by BNYMCM within 30 days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, the Company shall as soon as practicable thereafter furnish or cause to be furnished forthwith to BNYMCM written opinions of Mark English, Esq., General Counsel of the Company, and Dewey & LeBoeuf LLP, special counsel to the Company, dated the date of such amendment, supplement or incorporation and in form reasonably satisfactory to BNYMCM, (i) if such counsel has previously furnished an opinion to the effect set forth in Exhibit B or C hereto, respectively, to the effect that BNYMCM may rely on such previously furnished opinion of such counsel to the same extent as though it were dated the date of such letter authorizing reliance (except that the statements in such last opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or (ii) if such counsel has not previously furnished an opinion to the effect set forth in Exhibit B or C hereto, respectively, of the same tenor as such an opinion of such counsel but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date.
     Section 4.08 Comfort Letters. That each time the Registration Statement or the Prospectus is amended or supplemented, including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (but only a Current Report on Form 8-K that contains financial statements of the Company filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus), other than an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares, in any case to set forth financial information included in or derived from the Company’s financial statements or accounting records, the Company shall as soon as practicable thereafter cause the independent registered public accounting firm who has audited the financial statements of the Company included or incorporated by reference in the Registration Statement forthwith to furnish to BNYMCM a letter, dated the date of such amendment, supplement or incorporation, as the case may be, in form reasonably satisfactory to BNYMCM, of the same tenor as the letter referred to in Section 5.01(g) hereof but modified to relate to the Registration Statement and the Prospectus as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five business days prior to the date of such letter; provided, however, that, with respect to any financial information or other matters, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 5.01(g) hereof that was last furnished to BNYMCM; provided, further, however, that if such amendment or supplement, including by means of an Annual Report on

Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K, includes financial statements of any business acquired by the Company, the Company shall furnish to BNYMCM a letter, dated the date of such amendment, supplement or incorporation, as the case may be, in form reasonably satisfactory to BNYMCM, of the same tenor as the letter referred to in Section 5.01(g) hereof but modified to relate to the business acquired by the Company.
     Section 4.09 Officer’s Certificate. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than Common Shares or (y) an Issuance Supplement or (z) a Current Report on Form 8-K, unless, in the case of (y) or (z) reasonably requested by BNYMCM within 30 days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, the Company shall as soon as practicable thereafter furnish or cause to be furnished forthwith to BNYMCM a certificate, dated the date of such supplement, amendment or incorporation, as the case may be, in such form and executed by such officers of the Company as is reasonably satisfactory to BNYMCM, of the same tenor as the certificate referred to in Section 2.02(ii) but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date.
     Section 4.10 Stand Off Agreement. Without the written consent of BNYMCM, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than Common Shares hereunder), warrants or any rights to purchase or acquire, Common Stock during the period beginning on the first (1st) Trading Day immediately prior to the date on which any Issuance Notice is delivered to BNYMCM hereunder and ending on the first (1st) Trading Day immediately following the Settlement Date with respect to Common Shares sold pursuant to such Issuance Notice; provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options or other rights pursuant to any employee or director stock option or benefit plan, stock purchase or ownership plan (whether currently existing or adopted hereafter) dividend reinvestment plan (but not shares subject to a waiver to exceed plan limits in its stock purchase plan) of the Company, (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings and (iii) Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other Persons.
     Section 4.11 Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares or (ii) sell, bid for or purchase the Common Shares, or pay anyone any compensation for soliciting purchases of the Common Shares other than BNYMCM.
     Section 4.12 Obligations During Suspension of Sales. Notwithstanding the foregoing, it is agreed that if, at any time or from time to time during the term of this Agreement, the

Company or BNYMCM should deliver notice pursuant to Section 5.03 of its decision to (i) suspend any sale of Issuance Shares or (ii) suspend all sales of Common Shares pursuant to this Agreement, then, during the period of any such suspension, the operation of this Agreement shall be suspended, including the Company’s obligation to furnish or cause to be furnished to BNYMCM the certificates, opinions and letters pursuant to Sections 4.07, 4.08 and 4.09 hereof. However, whenever such a suspension is lifted, the Company shall be required to furnish or cause to be furnished to BNYMCM, prior to the resumption of any sale of Issuance Shares or Common Shares hereunder, the certificates, opinions and letters that would have been required except for such suspension.
ARTICLE V
CONDITIONS TO DELIVERY OF ISSUANCE NOTICES AND TO SETTLEMENT
     Section 5.01 Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of BNYMCM to Sell Common Shares During the Selling Period(s). The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of BNYMCM to sell Common Shares during the applicable Selling Period(s) is subject to the satisfaction, on the applicable Settlement Date(s), of each of the following conditions:
          (a) Effective Registration Statement and Authorizations. The Registration Statement shall remain effective and sales of all of the Common Shares (including all of the Issuance Shares expected to be issued in connection with the Issuance specified by the current Issuance Notice) may be made by BNYMCM thereunder, and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist; (iii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of BNYMCM and (iv) no event specified in Section 4.03 hereof shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus as provided in Section 4.03. The authorizations referred to in Section 3.15 of this Agreement shall have been issued and shall be in full force and effect, and such authorizations shall not be the subject of any pending or, to the knowledge of the Company, threatened application for rehearing or petition for modification, and are sufficient to authorize the issuance and sale of the Common Shares.
          (b) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date, as of the applicable date referred to in Section 4.09 that is prior to such Issuance Date or Settlement Date, as the case may be, and as of such Issuance Date and Settlement Date as though made at such time.
          (c) Performance by the Company. The Company shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.
          (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.
          (e) Material Adverse Changes. Since the date of this Agreement, no event that had or is reasonably likely to have a Material Adverse Effect shall have occurred that has not been disclosed in the Registration Statement or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).
          (f) No Suspension of Trading In or Delisting of Common Stock; Other Events. The trading of the Common Stock (including without limitation the Issuance Shares) shall not have been suspended by the Commission, the Principal Market or the Financial Industry Regulatory Authority since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date, and the Common Shares (including without limitation the Issuance Shares) shall have been approved (subject only to notice of issuance) for listing or quotation on and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clause (i) and (ii) below) any of the following: (i) if trading generally on the Principal Market has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by the Principal Market or by such system or by order of the Commission, the Financial Industry Regulatory Authority or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the judgment of BNYMCM makes it impracticable or inadvisable to proceed with the sale of Common Shares of the Company.
          (g) Comfort Letter. On the Closing Date and on each applicable date referred to in Section 4.08 hereof that is on or prior to such Issuance Date or Settlement Date, as the case may be, BNYMCM shall have received:
               (i) a letter dated the Closing Date or such applicable date, from Deloitte & Touche LLP, the independent registered public accounting firm who has audited the financial statements of the Company included or incorporated by reference in the Registration Statement in form and substance satisfactory to BNYMCM to the effect required by Section 4.08.

               (ii) if the Company has filed any reports under the Exchange Act which such reports include financial statements of any business the Company has acquired or proposes to acquire, a letter dated the Closing Date or such applicable date, from the independent registered public accounting firm or firms who have audited the financial statements of the business to be acquired in form and substance satisfactory to BNYMCM to the effect required by Section 4.08.
          (h) No Defaults. The execution and delivery of this Agreement and the issuance and sale of the Common Shares and the compliance by the Company with all of the provisions of this Agreement will not result in the Company or any of the Subsidiaries being in default of (whether upon the passage of time, the giving of notice or both) its organizational and other governing documents, or any provision of any security issued by the Company or any of its Subsidiaries, or of any agreement, instrument or other undertaking to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets is bound, or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company, any of its Subsidiaries or any of their property or assets is bound, in each case which default, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (i) Trading Cushion. The Selling Period for any previous Issuance Notice shall have expired.
          (j) Maximum Issuance Amount. In no event may the Company issue an Issuance Notice to sell an Issuance Amount to the extent that (I) the sum of (x) the requested Issuance Amount, plus (y) the aggregate number of Common Shares issued under all previous Issuances effected pursuant to this Agreement, would exceed the Maximum Program Amount or (II) the requested Issuance Amount exceeds $50,000,000.
          (k) Prospectus Supplement and Issuance Supplement. (i) A supplement to the prospectus included in the Registration Statement (the “Prospectus Supplement”), in form and substance to be agreed upon by the parties, setting forth information regarding this Agreement including, without limitation, the Maximum Program Amount, shall have been filed with the Commission pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYMCM on or prior to the Issuance Date.
          (ii) To the extent required by Section 4.01(ii), an Issuance Supplement, in form and substance to be agreed upon by the parties, shall have been filed with the Commission pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYMCM on or prior to the Issuance Date.
          (l) Counsel Letter. The counsel specified in Section 4.07, or other counsel selected by the Company and reasonably satisfactory to BNYMCM, shall have furnished to BNYMCM their written opinions, dated the Closing Date and each applicable date referred to in Section 4.07 hereof that is on or prior to such Issuance Date or Settlement Date, as the case may be, to the effect required by Section 4.07.

          (m) Officer’s Certificate. The Company shall have furnished or caused to be furnished to BNYMCM an officers’ certificate executed by the Chief Executive Officer, the President, any Executive Vice President or any Senior Vice President of the Company, dated the Closing Date and each applicable date referred to in Section 4.09 hereof that is on or prior to such Issuance Date or Settlement Date, as the case may be, as to the matters specified in Section 2.02(ii).
          (n) Other Documents. On the Closing Date and prior to each Issuance Date and Settlement Date, BNYMCM and its counsel shall have been furnished with such documents as they may reasonably request in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Common Shares as herein contemplated shall be satisfactory in form and substance to BNYMCM and its counsel.
     Section 5.02 Documents Required to be Delivered on each Issuance Date. BNYMCM’s obligation to sell Common Shares pursuant to an Issuance hereunder shall additionally be conditioned upon the delivery to BNYMCM on or before the Issuance Date of a certificate in form and substance reasonably satisfactory to BNYMCM, executed by the Chief Executive Officer, the Executive Vice President – Finance and Strategic Development and Chief Financial Officer or the Vice President –Investor Relations and Treasurer of the Company, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).
     Section 5.03 Suspension of Sales. The Company or BNYMCM may, upon notice to the other party in writing, by e-mail or by telephone (confirmed immediately by verifiable facsimile transmission), suspend (i) any sale of Issuance Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Issuance Shares sold hereunder prior to the receipt of such notice or (ii) all sales of Common Shares pursuant to this Agreement. The Company agrees that no such notice shall be effective against BNYMCM unless it is made to one of the individuals named on Schedule A hereto, as such Schedule may be amended from time to time. BNYMCM agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule A annexed hereto, as such Schedule may be amended from time to time.
ARTICLE VI
INDEMNIFICATION AND CONTRIBUTION
     Section 6.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless BNYMCM, its officers, directors, employees and agents, and each Person, if any, who controls BNYMCM within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which BNYMCM, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information related to BNYMCM or its plan of distribution furnished in writing to the Company by BNYMCM expressly for use therein or any breach or violation by the Company of Section 2.05 hereof, and the Company shall reimburse BNYMCM, its officers, directors, employees and agents, and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.
     Section 6.02 Indemnification by BNYMCM. BNYMCM agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information related to BNYMCM or its plan of distribution furnished to the Company by BNYMCM expressly for use therein or any breach or violation by BNYMCM of Section 2.05 hereof , and BNYMCM shall reimburse the Company, its officers, directors, employees and agents, and each Controlling Person of the Company for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.
     Section 6.03 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Sections 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.
     Section 6.04 Contribution. If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company, on the one hand, and BNYMCM, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and BNYMCM on the other hand from the offering of the Common Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of BNYMCM in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by BNYMCM, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Common Shares (before deducting expenses) received by the Company bear to the total commissions received by BNYMCM in respect thereof. The relative fault of the Company, on the one hand, and of BNYMCM, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by BNYMCM on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and BNYMCM agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, BNYMCM shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04 each officer, director, employee and agent of BNYMCM, and each Controlling Person, shall have the same rights to contribution as BNYMCM, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company and BNYMCM under this Article VI shall be in addition to any liability that the Company and BNYMCM may otherwise have.
ARTICLE VII
TERMINATION
     Section 7.01 Term. Subject to the provisions of this Article VII, the term of this Agreement shall run until the end of the Commitment Period.
     Section 7.02 Termination by BNYMCM. (a) BNYMCM may terminate the right of the Company to effect any Issuances under this Agreement upon one (1) Trading Day’s notice if any of the following events shall occur:
          (i) the Company or any Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;
          (ii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its Subsidiaries;
          (iii) the Company shall fail to maintain the listing of the Common Stock on the Principal Market; or
          (iv) since the Effective Date, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) BNYMCM shall have given ten (10) days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.
     Section 7.03 Termination by the Company. The Company shall have the right, by giving ten (10) days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.
     Section 7.04 Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article VII, such termination shall be without liability of any party to any other party except as provided in Section 9.02 and for the Company’s obligations in respect of all prior Issuance Notices, and provided further that in any case the provisions of Article VI, Article VIII and Article IX shall survive termination of this Agreement without limitation.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY
     All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of BNYMCM and its officers, directors, employees and agents and any Controlling Persons, (ii) delivery and acceptance of the Common Shares and payment therefor or (iii) any termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with BNYMCM prior to making such disclosures, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties. No party hereto shall issue thereafter any press release or like public statement related to this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties.
     Section 9.02 Expenses. The Company covenants and agrees with BNYMCM that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Issuance Supplements and all other amendments and supplements thereto and the mailing and delivering of copies thereof to BNYMCM and the Principal Exchange; (ii) BNYMCM’s reasonable documented out-of-pocket expenses, including the reasonable fees, disbursements and expenses of counsel for BNYMCM up to $100,000 in the aggregate (including in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof and in connection with preparing any blue sky survey), in connection with the execution of this Agreement and the Registration Statement incurred on or prior to the date hereof; (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, purchase, sale and delivery of the Common Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof; (v) the cost of preparing the Common Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Common Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the Common Shares on the Principal Market and any filing fees incident to any required review by the Financial Industry Regulatory Authority of the terms of the sale of the Common Shares in connection with this Agreement and the Registration Statement (including the reasonable fees, disbursements and expenses of counsel for BNYMCM), and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section. During the term of this Agreement, the Company shall pay BNYMCM’s attorneys’ fees for its quarterly due diligence review (amount not to exceed $5,000 per fiscal quarter).
     Section 9.03 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: Great Plains Energy, Incorporated, 1201 Walnut Street, P.O. Box 418679, Kansas City, Missouri 64106, Attention: Mark English, Esq., Facsimile No.: 816-556-2418, with a copy (which shall not constitute notice) to: Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, Attention: Peter O’Brien, Esq., Facsimile No.: 212-259-6186; and (ii) if to BNYMCM, BNY Mellon Capital Markets, LLC, One Wall Street, 17th Floor, New York, New York 10286, Attention: Daniel C. deMenocal, Jr.; Facsimile

No.: 212-635-6536, with a copy (which shall not constitute notice) to: Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, Attention: Ronald A. Fleming, Esq., Facsimile No.: 212-298-9931. Except as set forth in Section 5.03, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.
     Section 9.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.
     Section 9.05 Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
     Section 9.06 No Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or BNYMCM. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and, to the extent provided in Article VI, the controlling persons, officers, directors, employees and agents referred to in Article VI. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.
     Section 9.07 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
     Section 9.08 Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.
     Section 9.09 Titles and Headings. Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     Section 9.10 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.
     Section 9.11 Waiver of Jury Trial. The Company and BNYMCM each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.
     Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.
     Section 9.13 Adjustments for Stock Splits, etc. The parties acknowledge and agree that share-related numbers contained in this Agreement (including the minimum Floor Price) shall be equitably adjusted to reflect stock splits, stock dividends, reverse stock splits, combinations and similar events.
     Section 9.14 No fiduciary duty. The Company acknowledges and agrees that BNYMCM is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Common Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person and will not claim that BNYMCM is acting in such capacity in connection with the offering of the Common Shares contemplated hereby. Additionally, BNYMCM is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering of Common Shares contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and BNYMCM shall have no responsibility or liability to the Company with respect thereto. Any review by BNYMCM of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of BNYMCM and shall not be on behalf of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

GREAT PLAINS ENERGY INCORPORATED
By:	/s/ Terry Bassham
	Name:	Terry Bassham
	Title:	Executive Vice President – Finance and Strategic Development and Chief Financial Officer

BNY MELLON CAPITAL MARKETS, LLC
By:	/s/ Daniel C. de Menocal, Jr.
	Name:	Daniel C. de Menocal, Jr.
	Title:	Managing Director

EXHIBIT A
ISSUANCE NOTICE
[Date]
BNY Mellon Capital Markets, LLC
One Wall Street (17th Floor)
New York, NY 10286
Attn: Daniel C. de Menocal, Jr.
Reference is made to the Sales Agency Financing Agreement between Great Plains Energy Incorporated (the “Company”) and BNY Mellon Capital Markets, LLC dated as of August 14, 2008. The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)):

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date(s):

Issuance Amount:

(Adjustable by Company during the Selling Period, and in no event less than $1.00 without the prior written consent of BNYMCM, which consent may be withheld in BNYMCM’s sole discretion): $       per share
Comments:

GREAT PLAINS ENERGY INCORPORATED
By:
Name:
	Title:	Authorized Signatory

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EXHIBIT B
FORM OF OPINION OF MARK ENGLISH, ESQ., GENERAL COUNSEL OF THE COMPANY
1.	The Company is a validly organized and existing corporation in good standing under the laws of the State of Missouri and is duly qualified as a foreign corporation to do business in the State of Kansas with corporate power and authority to own, lease and operate its properties and to conduct its business as set forth in the Registration Statement and the Prospectus and to enter into and perform its obligations under the Sales Agency Financing Agreement.
2.	The Sales Agency Financing Agreement has been duly authorized, executed and delivered by the Company.
3.	The Company has the authorized capitalization as set forth in the Prospectus and all of the shares of issued and outstanding capital stock of the company have been duly authorized and validly issued and are fully paid and non-assessable
4.	The Issuance Shares have been duly authorized for issuance and sale and, when issued and delivered by the Company pursuant to the Sales Agency Financing Agreement against payment of the consideration as provided in the Sales Agency Financing Agreement, will be validly issued, fully paid and non-assessable.
5.	Each Subsidiary has been duly organized or formed and is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and is duly qualified as a foreign corporation or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a material adverse change; except as otherwise disclosed in the Registration Statement and the Prospectus, all of the issued and outstanding shares of capital stock or limited liability company interests owned directly or indirectly by the Company of each Subsidiary have been duly authorized and validly issued, are, in the case of shares of capital stock, fully paid and non-assessable and, to the best of such counsel’s knowledge, such shares of capital stock or limited liability company interests owned by the Company, are owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; and none of the outstanding shares of capital stock or limited liability company interests of any Subsidiary was issued in violation of preemptive or similar rights of any securityholder of such Subsidiary.
6.	No approval, authorization, consent, certificate or order of any state or federal commission or regulatory authority (other than (i) as may be required under securities or blue sky laws of the various states, as to which such counsel need express no opinion, and

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(ii) as may have already been obtained or made and shall be in full force and effect on the date hereof) is necessary with respect to the issue and sale of the Common Shares as contemplated in the Sales Agency Financing Agreement.

7.	The Company and the Subsidiaries hold, to the extent required, valid and subsisting franchises, licenses and permits authorizing them to carry on the regulated utility businesses in which they are engaged, in the territories from which substantially all of the Company’s consolidated gross operating revenue is derived, except where the failure to hold such franchises, licenses and permits would not reasonably be expected to result in a Material Adverse Change.

8.	To the best of such counsel’s knowledge, there are no legal or governmental proceedings pending or threatened which are required to be disclosed in the Registration Statement and the Prospectus, other than those disclosed therein, and all pending legal or governmental proceedings to which the Company or any of its Subsidiaries is a party or of which any of their property is the subject which are not described in the Registration Statement and the Prospectus, including ordinary routine litigation incidental to the business of the Company, are, considered in the aggregate, not material to the consolidated financial condition of the Company and its Subsidiaries, taken as a whole.

9.	The Company is not in violation of its Articles of Incorporation or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material agreement or instrument.

10.	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated therein (including the issuance and sale of the Common Shares and the use of the proceeds received by the Company from the sale of the Common Shares as described in the Registration Statement and the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations under this Agreement do not and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to any material agreement or instrument, or any law, administrative regulation or administrative or court order or decree known to such counsel to be applicable to the company of any court or governmental agency, authority or body or any arbitrator having jurisdiction over the Company; nor will such action result in any violation of the provisions of the Articles of Incorporation or by-laws, as amended, of the Company.

11.	To the best of such counsel’s knowledge, there are no contracts, indentures, mortgages, loan agreements, notes, leases or other instruments or documents required to be described or referred to in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement other than those described or referred to therein or filed or incorporated by reference as exhibits to the Registration Statement, the descriptions thereof or references thereto are correct in all material respects, and no default exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any agreement or instrument described, referred to, filed or incorporated by reference therein.

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     In rendering such opinion, such counsel may state that he expresses no opinion as to the laws of any jurisdiction other than the laws of the States of Missouri and Kansas and the federal laws of the United States of America. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the legal opinion accord of the ABA Section of Business Law (1991).

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EXHIBIT C
FORM OF OPINION OF DEWEY & LEBOEUF LLP, SPECIAL COUNSEL TO THE COMPANY
1.	The Registration Statement has become effective under the Securities Act; the Prospectus has been filed pursuant to rule 424(b) in accordance with rule 424(b); and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement is in effect nor are any proceedings for such purpose pending before or threatened by the Commission.
2.	The Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein or omitted therefrom and other than the documents incorporated by reference therein, as to which such counsel is not called upon to express any belief pursuant to this paragraph 2), at the time each part of the Registration Statement became effective, and the Prospectus (other than the financial statements, financial data, statistical data and supporting schedules included therein or omitted therefrom and other than the documents incorporated by reference therein, as to none of which we express any opinion pursuant to this paragraph 2), as of the date of the Prospectus and as of the date hereof, each appear on their face to have complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder.
3.	The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus (other than the financial statements, financial data, statistical data and supporting schedules included therein or omitted therefrom, as to which such counsel is not called upon to express any belief pursuant to this paragraph 3) (the “Incorporated Documents”), at the respective times such documents were filed with the Commission, appear on their face to have complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder.
4.	The execution, delivery and performance by the Company of the Sales Agency Financing Agreement and the consummation by the Company of the transactions contemplated thereby (including the issuance and sale of the Common Shares and the use of the proceeds from the sale of the Common Shares described in the Prospectus under the caption “Use of Proceeds”) and compliance by the company with its obligations under the Sales Agency Financing Agreement do not and will not violate any provision of New York law that, in such counsel’s experience and without independent investigation, is normally applicable to transactions of the type contemplated by the Sales Agency Financing Agreement (provided no opinion is expressed with respect to state securities or blue sky laws).
5.	To our knowledge, no consent, approval, authorization or order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required under applicable laws for the execution and delivery by the company of, or the performance of the company’s obligations under, the Sales Agency Financing

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Agreement, or for the issue and sale of the Common Shares. As used in this paragraph 5, the term “applicable laws” means the laws of the state of New York and the federal laws of the United States of America which, in our experience and without independent investigation, are normally applicable to transactions of the type contemplated by the Sales Agency Financing Agreement (provided that the term “applicable laws” shall not include federal or state securities or blue sky laws, including, without limitation, the Securities Act, the Exchange Act, and the Investment Company Act of 1940, as amended (the “investment company act”), and the respective rules and regulations thereunder).
6.	The statements set forth in the Prospectus under the headings “Description of Common Stock ” (insofar as such statements purport to summarize certain provisions of the Common Shares) fairly summarize in all material respects the matters therein described.

7.	The Company is not, and after receipt of payment for the Common Shares and application of the proceeds therefrom as described in the Registration Statement and the Prospectus, will not be, required to register as an “investment company” within the meaning of the investment company act of 1940, as amended.

We have not independently verified the accuracy, completeness or fairness of the statements made or included in the Registration Statement, the Prospectus or Incorporated Documents and take no responsibility therefor, except as and to the extent set forth in paragraph 6 above. We have not generally participated in the preparation of the Incorporated Documents; however, we have reviewed such documents. In the course of the preparation by the Company of the Registration Statement and the Prospectus, we participated in conferences with certain officers and employees of the Company, with representatives of BNYMCM and with counsel to BNYMCM. Based upon our examination of the Registration Statement, the Prospectus and the Incorporated Documents, our investigations made in connection with the preparation of the Registration Statement and the Prospectus and our participation in the conferences referred to above, our review of the records and documents as described above and our understanding of the U.S. federal securities laws and the experience we have gained in the practice thereunder, nothing came to our attention which gives us reason to believe:

      (i) that the Incorporated Documents, at the respective times such documents were filed with the Commission, contained any untrue statement of a material fact or omitted any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
      (ii) that any part of the Registration Statement, on the date on which it became effective or the date of the filing of the most recent Annual Report on Form 10-K, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
      (iii) that the Prospectus, at the date it was filed with the Commission pursuant to Rule 424(b) under the Securities Act, or as amended or supplemented, if applicable, as of the date of such opinion, contained or contains any untrue statement of a material fact or omitted or omits any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading,

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except that in each case we express no opinion or belief with respect to the financial statements, financial data, statistical data and supporting schedules included or incorporated or deemed to be incorporated by reference therein or omitted therefrom.

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Schedule A
to Sales Agency Financing Agreement
BNYMCM
Daniel C. de Menocal

Telephone:	(212) 635-7784
Facsimile:	(212) 635-6536
E-mail:	ddemenocal@bnymellon.com
Address:	One Wall Street, 17th Floor New York, New York 10286

Harold J. Skirlis

Telephone:	(212) 635-6522
Facsimile:	(212) 635-6536
E-mail:	hskirlis@bnymellon.com
Address:	One Wall Street, 17th Floor
New York, New York 10286

Great Plains Energy Incorporated

Michael W. Cline

Telephone:	(816) 556-2622
Facsimile:	(816) 556-2992
E-mail:	Michael.cline@kcpl.com
Address:	1201 Walnut Street
P.O. Box 418679
Kansas City, Missouri 64106

Anthony Carreno

Telephone:	(816) 654-1763
Facsimile:	(816) 556-2992
E-mail:	Anthony.carreno@kcpl.com
Address:	1201 Walnut Street
P.O. Box 418679
Kansas City, Missouri 64106

A-1

Mark English

Telephone:	(816) 556-2608
Facsimile:	(816) 556-2418
E-mail:	Mark.english@kcpl.com
Address:	1201 Walnut Street
P.O. Box 418679
Kansas City, Missouri 64106

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